MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

Exhibit 10.1

TECHNICAL SERVICES

MASTER STATEMENT OF WORK

Between

CDI Corporation

and

International Business Machines Corporation

Effective as of December 31, 2011

Technical Services MSOW	Buyer/Supplier Confidential

MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

TABLE OF CONTENTS

1.	BACKGROUND		5

2.	OBJECTIVES		6

3.	DEFINITIONS		6
	3.1	Defined Terms	6
	3.2	Other Terms; Interpretation	7

4.	SERVICES		8
	4.1	Provision of Services	8
	4.2	Recipients of the Services	9

5.	TERM OF MSOW		9
	5.1	Term	9
	5.2	Extension	9

6.	SUPPLIER AND SUPPLIER PERSONNEL		9
	6.1	General Business Activity Restrictions	10
	6.2	Buyer’s Safety and Security Guidelines	11
	6.3	Asset Control	11
	6.4	Supervision of Supplier’s Personnel	12
	6.5	Criminal Background Checks	12
	6.6	Contractor Safety Guidelines	14
	6.7	Computer Use and Security Measures	14
	6.8	Qualifications, Warranty and Replacement of Supplier Personnel	14
	6.9	Contractor On-Boarding	15
	6.10	Education of Supplier Personnel	15
	6.11	Solicitation of Supplier Personnel	16
	6.12	Non-Recruited Resources	16

7.	PROPRIETARY RIGHTS		16
	7.1	Buyer Works	16
	7.2	Supplier Works	17
	7.3	Third Party Works	17
	7.4	Rights in Developed Works	18
	7.5	Export	18

8.	PERFORMANCE STANDARDS		18
	8.1	General	18

9.	SUPPLIER RESPONSIBILTIES		19
	9.1	Performance Measurements and Reports	19
	9.2	Bypasses	19
	9.3	Change Control	19
	9.4	Loan of Buyer Assets	19
	9.5	Use of Subcontractors	19
	9.6	Contractor Sourcing Application	21
	9.7	Additional Warranties for handling of Sensitive Personal Information	21
	9.8	Business Associate Addendum	23
	9.9	Business Continuity	23
	9.10	Financial Data Privacy Addendum	23
	9.11	Social and Environmental Management System Requirements	24
	9.12	International Traffic in Arms Regulation (ITAR)	24

Technical Services MSOW		Buyer/Supplier Confidential

Buyer’s Initials	/s/ DS
Supplier’s Initials	/s/ DAD

MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

	9.13	Customer flow down terms and conditions	24
	9.14	ITCS329 Agreement Requirements	24
	9.15	Federal Requirements	24

10.	AUDITS		25
	10.1	Audit Rights	25
	10.2	Audit Follow-Up	25

11.	BUYER RESPONSIBILITIES		26

12.	MUTUAL RESPONSIBLITIES		26
	12.1	Risk of Loss	26
	12.2	Meetings	26

13.	PRICING		27
	13.1	General	27
	13.2	Premiums	27
	13.3	Global Resources	27
	13.4	Legacy Pricing	28
	13.5	Conversion Pricing Report	28
	13.6	Pipeline Report	28
	13.7	Buyer Directed Subcontractor Pricing	28

14.	INVOICING AND PAYMENT		28
	14.1	Invoicing	28
	14.2	Payment Due	29
	14.3	Accountability	29
	14.4	Transition to MSOW Pricing	30
	14.5	Reimbursement for Travel Expenses	30

15.	SAFEGUARDING OF DATA		30
	15.1	Personal Data	30
	15.2	Safeguarding Personal Data; Compliance with Security and Control Requirements	30
	15.3	Unauthorized Access	31
	15.4	Data Privacy	31

16.	CONFIDENTIALITY		31
	16.1	Confidential Information	31
	16.2	Obligations	32

17.	REPRESENTATIONS AND WARRANTIES		32
	17.1	Works	32
	17.2	Compliance with Laws and Regulations	32
	17.3	Viruses	33
	17.4	Disabling Code	33

18.	GENERAL		33
	18.1	Notices	33
	18.2	Severability	33
	18.3	Consents and Approval	33
	18.4	Cumulative Remedies	34
	18.5	Survival	34
	18.6	Public Disclosures and Marks	34
	18.7	Amendments	34
	18.8	Incorporation by Reference	34

Technical Services MSOW		Buyer/Supplier Confidential

Buyer’s Initials	/s/ DS
Supplier’s Initials	/s/ DAD

MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

LIST OF SCHEDULES

Schedule A	Pricing

Schedule A-1	Conversion Pricing and Pipeline Report

Schedule B	Job Roles

Schedule C	Performance Measurements and Reports

Schedule D	Forms

Schedule E	Travel Expense Guidelines and Business Traveler Profile Form

Schedule F	Requirements for Health Care Industry Customers –Business Associate Addendum (HIPAA)

Schedule G	Federal Financial Data Privacy Addendum (FFIEC)

Technical Services MSOW		Buyer/Supplier Confidential

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Supplier’s Initials	/s/ DAD

MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

Schedule H	Computer Use and Security Measures

Schedule I	Predominant Supplier Attachments

Technical Services MSOW		Buyer/Supplier Confidential

Buyer’s Initials	/s/ DS
Supplier’s Initials	/s/ DAD

MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

MASTER STATEMENT OF WORK

This Master Statement of Work (“MSOW”), effective as of December 31, 2011 (the “Effective Date”), is entered into by and between CDI Corporation (“Supplier”) and International Business Machines Corporation, a New York corporation with its principal place of business located at 1 New Orchard Road, Armonk, New York 10504, (“Buyer” or “IBM”) for Supplier to provide Deliverables and Services for the benefit of Buyer’s internal use and resale to Buyer Customers.

This MSOW # 4911023651 adopts and incorporates by reference the terms and conditions of Technical Services Agreement # 4998CC0044 (“Base Agreement”) between Buyer and Supplier. Deliverables and Services provided under this MSOW will be in accordance with, and subject to, the terms and conditions of this MSOW and its Schedules, the Base Agreement, any applicable Work Authorizations (“WAs”), and any other attachments or appendices specifically referenced in this MSOW. This MSOW is not a WA.

As used in this MSOW, “Party” means either Supplier or Buyer, as appropriate, and “Parties” means Supplier and Buyer collectively. The Parties agree that the following terms and conditions shall apply to the Deliverables and Services provided by Supplier under this MSOW.

1.	BACKGROUND

Supplier acknowledges that it is in the business of providing the types of information technology services covered under this MSOW. Supplier represents that, by leveraging the talent and resources of its Affiliates, Supplier has the skills, qualifications and experience necessary to perform and manage those Services requested by Buyer under this MSOW and related WAs, in an efficient, cost-effective and controlled manner, with a high degree of quality and responsiveness. Supplier has performed services similar to the Services described in this Agreement for other customers.

In reliance upon the foregoing and Supplier’s commitment to provide the Deliverables and Services as described in this MSOW, Supplier will obtain, utilize and leverage its talent and resources to provide the Deliverables and Services under this MSOW. This MSOW documents the terms and conditions under which Buyer agrees to purchase, and Supplier agrees to provide, such Deliverables and Services.

Predominant Supplier Status

Supplier understands and agrees that Predominant Supplier status does not mean Supplier is guaranteed any particular volume of business from Buyer. Buyer has established relationships with several suppliers against which Supplier may compete. Buyer will award its business opportunities based on the best overall solution as solely determined by Buyer. Furthermore, Buyer may use other suppliers, based on Buyer’s sole judgment and discretion. Buyer may decide to transition skill requirements currently contracted through suppliers. Buyer will review alternatives and may select a particular supplier to transition such skill requirements to, or may invite some or all of the suppliers to participate in transition. The decision will be up to Buyer.

2.	OBJECTIVES

The Parties agree upon certain goals and objectives for this MSOW, including the following:

Technical Services MSOW		Buyer/Supplier Confidential

Buyer’s Initials	/s/ DS
Supplier’s Initials	/s/ DAD

MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

1.	Leverage the industry expertise and experience of Supplier to permit Buyer to support its goal and its Customers’ goal of gaining a competitive edge in their marketplaces.

2.	Leverage technology in ways that provide business solutions that are relevant, consistent, interoperable, cost-effective, and of high quality.

3.	Establish a flexible contractual relationship that will provide value and be highly responsive to the demands of Buyer’s business, to changes in the business environment, and to changes in technology and methods for providing technology services.

3.	DEFINITIONS

3.1	Defined Terms

“Bill Rate” is the rate that Buyer will pay Supplier in accordance with Schedule A which is attached and incorporated in this MSOW.

“Blocked Invoices” means invoices that have been submitted by Supplier and received by Buyer that contain inaccurate pricing information, resulting in the inability of Buyer’s Accounts Payable to effect payment.

“Buyer Data” means all information in any form, furnished or made available directly or indirectly (whether by entry into software or equipment by or on behalf of one or more of the Buyer entities or otherwise) to Supplier by Buyer or Buyer’s Customer or otherwise obtained by Supplier or Supplier Personnel. Buyer Data includes Buyer Confidential Information.

“Buyer Works” means a Work, trade secret, trademark, moral right, or other domestic or foreign intellectual property right owned by IBM or its Affiliates that is used by Supplier to provide the Services. Buyer Works shall include IBM Software.

“Bypass” means the commencement of work by Supplier Personnel prior to issuance of a valid Buyer WA.

“Client” or “Requester” means the various IBM divisions or organizations, otherwise referred to as a “Line of Business” or “LoB”, individually and collectively.

“Customer Works” means a Work, trade secret, trademarks, moral right, or other domestic or foreign intellectual property right owned by any one or more of IBM Customer entities that is used to provide the Services.

“Global Resources” means Services provided to Buyer from lower cost countries (including Eastern Europe, Asia Pacific and Latin America).

“NMSDC” is the “National Minority Supplier Development Council.”

“Overtime” means hours worked over 40 hours in a Work Week except in states that require payment to non-exempt employees who work more than eight hours per day.

“Predominant Supplier” shall mean a supplier who will support most, if not all, of the skill requirements in support of Buyer’s organizations by aggregating volumes to provide economies of scale, productivity improvements, quality enhancements, reduced costs and improved Supplier / Buyer relationships that add value to Buyer.

Technical Services MSOW		Buyer/Supplier Confidential

Buyer’s Initials	/s/ DS
Supplier’s Initials	/s/ DAD

MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

“Service Level” means the service delivery criteria established for the Deliverables and Services to be provided as specified in Schedule C.

“Software” means applications software and systems software unless a more specific reference is provided.

“Supplier Performance Evaluation” or “SPE” means a report that provides performance feedback to Supplier on its relative ranking against competitors by measuring technology, flexibility, quality, performance to commitments, and communication.

“Supplier Works” means a Work, trade secret, trademark, moral right, or other domestic or foreign intellectual property right owned by Supplier Personnel or its Affiliates that is used to provide the Services.

“Third Party Software” means Software owned by a third party that is used to provide the Services (including related documentation).

“Third Party Work” means a Work, trade secret, trademark, moral right, third party source code or other domestic or foreign intellectual property right owned by a third party that is used to provide the Services. Third Party Works shall include Third Party Software and third party open source code.

“Use” means to access, use, copy, maintain, modify, enhance, perform, display, distribute (internally only) and create derivative works. The definition of “Use” shall not be deemed to imply any grant of right to source code.

“Wage” is the rate Supplier pays to Supplier Personnel (exclusive of any taxes or direct employment costs).

“Work” means any tangible or intangible work, invention, improvement, discovery, process, writing, design, model, drawing, photograph, report, formula, pattern, device, compilation, database or computer program, whether or not protectable under Title 17 of the U.S. Code and whether or not patentable or otherwise protectable under Title 35 of the U.S. Code, that are conceived of, prepared, procured, generated or produced, whether or not reduced to practice.

“Work Week” A normal workweek (24 hour clock) begins at 12:00:00 a.m. Saturday and ends at 11:59:59 p.m. Friday.

3.2	Other Terms; Interpretation

Other terms used in this MSOW are defined where they are used and shall have the meanings there indicated.

Terms other than those defined in this MSOW shall be given their plain English meaning, and those terms, acronyms and phrases known in the information technology services industry shall be interpreted in accordance with their generally known meanings.

Technical Services MSOW		Buyer/Supplier Confidential

Buyer’s Initials	/s/ DS
Supplier’s Initials	/s/ DAD

MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

4.	SERVICES

4.1	Provision of Services

1.	Commencing on the Effective Date, Supplier shall provide the Services and perform the following functions and responsibilities, each as they may evolve during the Term of this MSOW and as they may be supplemented, modified enhanced or replaced from time to time:

(i)	The services, functions and responsibilities described in this MSOW;

(ii)	The services, functions and responsibilities that are of a nature and type that would ordinarily be performed by the Supplier, even if such services, functions and responsibilities are not specifically described in this MSOW;

(iii)	The comprehensive technical services that may be required to be provided under this MSOW, either on Supplier’s, Buyer’s, Customer’s premises, or remotely as specified in a WA. Accordingly, Supplier will provide a full range of technical Personnel, in accordance with the Skill Classifications detailed in Schedule B hereto.

(iv)	any services, functions, or responsibilities not specifically described in this MSOW that are required for the proper performance and provision of the Services.

2.	Supplier will ensure to provide adequate staff and skills dedicated to support Buyer’s and Customer’s requirements. Supplier shall identify a representative as its Account Manager for Buyer who will serve as the principle interface for the delivery of Services specified under this MSOW.

3.	Except as provided otherwise in this MSOW and as part of the Services, Supplier will be proactive in identifying opportunities to implement new technologies that will improve the Services at a reduced cost.

4.	In those instances, when Supplier Personnel are working at the Supplier’s site or a remote location (not Buyer’s or Customer’s locations), Supplier shall be responsible for providing any and all facilities, assets and resources (including personnel, facilities, equipment and software) as necessary and appropriate for delivery of the Services and to meet Supplier’s obligations under this MSOW, unless otherwise directed by Buyer. Supplier shall obtain, utilize and leverage the talent and resources of Supplier and its global network of Affiliates and subcontractors in providing the Services.

5.	The Services will be performed by Supplier as necessary to meet Buyer’s and Customer’s business needs using generally acknowledged technological advancements and improvements in the methods of delivering the Services.

6.	Supplier and Supplier’s subcontractors shall be obligated to abide by, and comply with Buyer’s current standards, policies and procedures. Such obligations currently include the obligation to refrain from engaging in any concurrent employment that creates a conflict of interest or interferes with the provision of Services to Buyer. Supplier agrees to advise its Personnel performing Supplier obligations hereunder, of their responsibilities under this MSOW.

Technical Services MSOW		Buyer/Supplier Confidential

Buyer’s Initials	/s/ DS
Supplier’s Initials	/s/ DAD

MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

4.2	Recipients of the Services

1.	Supplier shall provide the Services to Buyer and its Affiliates to the extent necessary, and upon request by Buyer, to any Customers of Buyer (Buyer and each such recipient of Services described above, a “Recipient”). Buyer shall be responsible for paying the charges for Services provided to Recipients to the same extent as if the Services were provided only to Buyer. To the extent Services are characterized in this MSOW as to be provided to Buyer, those references will be deemed to include the provision of such Services to other Recipients as requested by Buyer.

2.	In the event that an entity receiving Services as a Recipient no longer meets the definition of “Recipient” (e.g., due to Buyer’s divestiture of an Affiliate) (each such entity a “Former Recipient”), then upon Buyer’s request, Supplier shall continue to provide the Services to such entity after the date such entity becomes a Former Recipient for a period of time requested by Buyer; provided, however, that such time period shall not exceed the time period during which Buyer has the right to receive Services under this MSOW and that the Former Recipient agrees with Buyer in writing to abide by the terms and conditions of this MSOW. Buyer shall (i) remain the primary point of contact with Supplier with respect to those Services provided to a Former Recipient, and (ii) remain obligated to perform its payment obligations under this MSOW with respect to those Services provided to a Former Recipient. For purposes of this MSOW, Services provided to a Former Recipient shall be deemed to be Services provided to Buyer.

5.	TERM OF MSOW

5.1	Term

The term of this MSOW shall begin on the Effective Date and shall remain in effect until the later of three years (“Term”) or until Deliverables and Services are completed.

5.2	Extension

By giving at least a one month written notice to Supplier, Buyer shall have the right to extend the Term, for a maximum of one (1) year, at the terms and conditions and Prices then in effect. Buyer shall have three (3) such extension options of up to one (1) year each, with Buyer having the right to specify the particular length of such extension period.

6.	SUPPLIER AND SUPPLIER PERSONNEL

Supplier is an independent contractor and this Agreement does not create an agency, partnership, or joint venture relationship between Buyer and Supplier or Supplier Personnel. Buyer assumes no liability or responsibility for Supplier Personnel. Supplier will:

1. ensure it and Supplier Personnel are in compliance with all laws, regulations, ordinances, and licensing requirements;

2. be responsible for the supervision, control, compensation, withholdings, health and safety of Supplier Personnel;

3. inform Buyer if a former employee of Buyer will be assigned work under this Agreement, such assignment subject to Buyer approval;

Technical Services MSOW		Buyer/Supplier Confidential

Buyer’s Initials	/s/ DS
Supplier’s Initials	/s/ DAD

MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

4. upon request, provide Buyer, for export evaluation purposes, to the extent permitted by law, the country of citizenship and permanent residence and immigration status of those persons. Buyer retains the right to refuse to accept persons made available by Supplier for export reasons;

5. not discriminate against any employees, applicants for employment, or any entity engaged in its procurement practices because of race, color, religion, sex, age, national origin, or any other legally protected status;

6. (a) be solely responsible for, and fully and properly complete and submit to the relevant government immigration authority, all required immigration forms and documents for all Supplier Personnel performing Services hereunder, maintain such forms and documents as required by law and, subject to applicable laws (in particular laws regarding data privacy), make such forms and documents available to Buyer upon request, and (b) ensure that Supplier Personnel who do not meet all immigration requirements do not perform Services under this Agreement;

7. not assign to work under this Agreement any Supplier Personnel that are subject to any restrictive covenants that could limit such Supplier Personnel from performing Services for Buyer or Customer;

8. before assignment of Supplier Personnel to perform Services for which Buyer has provided specific education requirements and to the extent permitted by law, Supplier shall review proof of education supplied by Supplier Personnel to confirm the Buyer’s specific education requirements are satisfied, shall retain such proof of education and, subject to applicable law, shall make such proof of education available to Buyer upon request;

9. remove from any assignment under this Agreement, at Buyer’s request in its sole discretion, any Supplier Personnel;

10. comply, at its own expense, with all laws (including Executive Orders), regulations and ordinances relating to verification of employment eligibility for Personnel to which it is or becomes subject to, such as participation in the United States Department of Homeland Security’s E-Verify program (“E-Verify”) in the United States or similar state or other government sponsored programs, and verify employment eligibility of all Supplier Personnel performing Services for, or providing Deliverables to, Buyer and/or its Customers through such programs, as applicable; and

11. upon Buyer’s request, provide documentation to verify compliance with this Section titled “Supplier and Supplier Personnel”.

6.1	General Business Activity Restrictions

(a) Supplier will ensure that Supplier Personnel assigned to work on Buyer’s or Customer’s premises will not:

1. conduct any non-Buyer related business activities (such as interviews, hiring’s, dismissals or personal solicitations) on Buyer’s or Customer’s premises;

2. conduct Supplier’s Personnel training on Buyer’s or Customer’s premises, except for on-the-job training;

3. attempt to participate in Buyer or Customer benefit plans or activities;

4. send or receive non-Buyer related mail through Buyer’s or Customer’s mail systems; and

Technical Services MSOW		Buyer/Supplier Confidential

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MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

5. sell, advertise or market any products or distribute printed, written or graphic materials on Buyer’s or Customer’s premises without Buyer’s written permission.

(b) Supplier will, for Supplier Personnel assigned to work on Buyer’s or Customer’s premises:

1. obtain for each person a valid identification badge from Buyer and return identification badges upon completion or termination of Supplier Personnel assignments;

2. ensure that each person with regular access to Buyer’s and Customer’s premises complies with all parking restrictions and with vehicle registration requirements if any; and

3. ensure that each person remains in authorized areas only (limited to the work locations, cafeterias, rest rooms, and, in the event of a medical emergency, Buyer’s or Customer’s medical facilities).

6.2	Buyer’s Safety and Security Guidelines

(a) Supplier will ensure that Supplier Personnel assigned to work on Buyer’s or Customer’s premises:

1. do not bring weapons of any kind onto Buyer’s or Customer’s premises;

2. do not manufacture, sell, distribute, possess, use or be under the influence of controlled substances (for nonmedical reasons) or alcoholic beverages while on Buyer’s or Customer’s premises;

3. do not have in their possession hazardous materials of any kind on Buyer’s or Customer’s premises without Buyer’s authorization.

(b) Supplier will promptly notify Buyer of any accident or security incidents (such as those involving loss or misuse of, or damage to, Buyer’s Assets (as defined below), physical altercations, assaults or harassment) and provide Buyer with a copy of any accident or incident report involving the above.

(c) Supplier will maintain a signed acknowledgement, dated prior to the start of an engagement, that each of its Personnel will comply with this Subsection on Buyer’s Safety and Security Guidelines.

6.3	ASSET CONTROL

For purposes of this Subsection, the term “Buyer Assets” means information, information assets, supplies or other property, including property owned by third parties (such as Buyer Customers) that is accessed by Buyer Personnel or provided to Supplier Personnel by (or on behalf of) Buyer. Supplier Personnel will:

1. not remove Buyer Assets from Buyer’s or Customer’s premises without Buyer’s authorization;

2. use Buyer Assets only for purposes of this Agreement and reimburse Buyer for any unauthorized use;

3. only connect with, interact with or use programs, tools or routines that Buyer agrees are needed to provide Services;

Technical Services MSOW		Buyer/Supplier Confidential

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MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

4. not share or disclose user identifiers, passwords, cipher keys or computer dial port telephone numbers;

5. not copy, disclose or leave such assets unsecured or unattended, in the event the Buyer Assets are confidential; and

6. immediately notify Buyer of any security incidents involving Buyer Assets and provide Buyer with a copy of any accident or incident report involving the above.

Buyer may periodically audit Supplier’s data residing on Buyer Assets.

6.4	Supervision of Supplier’s Personnel

(a) Supplier will:

1. provide consistent and effective supervision of its Personnel provided under this Agreement, at no additional cost to Buyer;

2. conduct orientation sessions with its Personnel before placement on an assignment with Buyer and identify and provide contact information (which shall be updated by Supplier as necessary) for all supervisor(s) for its Personnel;

3. instruct its Personnel that employment related issues should be brought forward to Supplier (and not Buyer). Where such issues relate to actions which are alleged to have been taken by Buyer or Buyer Personnel, Customer or Customer Personnel, Supplier will notify Buyer immediately in order that appropriate investigative action be taken.

(b) Supplier’s supervisor(s) shall:

1. exercise full supervisory authority over all day-to-day employment relationship decisions relating to Supplier’s Personnel, including those decisions relating to: wages, hours, terms and conditions of employment, hiring, discipline, performance evaluations, termination, counseling and scheduling; and

2. know each work location’s planned holiday (and other closing) schedules and the impacts all such schedules have on Supplier Personnel.

(c) Notwithstanding any other language or agreement to the contrary, Supplier agrees that Buyer has no responsibility to approve, and that Buyer will not approve, timesheets for any Supplier Personnel. If Buyer should review, sign and/or submit timesheets for Supplier Personnel, whether manually or electronically, as part of Buyer’s billing verification processes, the parties acknowledge and agree that such review, signature and/or submission shall in no way constitute concurrence or approval of such timesheets, nor create any other commitment or obligation on the part of Buyer to Supplier or Supplier Personnel.

6.5	Criminal Background Checks

(a) To the extent permitted by local law, Supplier will:

1. obtain from all Supplier Personnel photographic proof of identity from an official government source (including but not limited to documentation such as a valid driver’s license or government issued passport) and retain copies thereof;

Technical Services MSOW		Buyer/Supplier Confidential

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Supplier’s Initials	/s/ DAD

MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

2. perform a Social Security Number trace on each individual and perform the required background checks in the locations associated with the addresses for all associated names resulting from this trace using the following records:

a.	Local: county or state, whichever is more comprehensive;

b.	Federal; and

c.	National Criminal Database

3. to the extent permitted by local law, ensure that, prior to Supplier Personnel being assigned to perform Services under this Agreement, Supplier Personnel will participate in a criminal background check covering the jurisdictions (including but not limited to all counties or states (whichever is more comprehensive), countries (including a federal check in the United States) and provinces) in which the person was employed or resided for the past seven years (or longer as required by applicable law);

4. not assign Supplier Personnel whose background checks show any of the following:

a.	felony or misdemeanor convictions involving dishonesty (e.g. bribery, fraud, embezzlement, theft, violations of securities laws), violence (including but not limited to sexual or child abuse crimes), or computer related crimes and/or convictions that are employment-related;

b.	the existence of restrictions (such as court orders) that would prevent, or impose limitations on, a person’s ability to provide the Services contemplated by this Agreement; or

c.	that a person presents a higher than normal security risk to Buyer or Customer.

A PO will not be issued unless background checks under this subsection have been completed within the past 3 years, (unless prohibited by applicable law), and is on file with the Supplier.

Upon Buyer request and subject to applicable law, Supplier will provide documentation to Buyer to verify its compliance with this Subsection. Each time Buyer’s audit reveals Supplier’s failure to fully comply with this Subsection, (including criminal background checks that are greater than 3 years old) Buyer will assess, and Supplier agrees to pay, an amount equal to $10,000 for the first occurrence/purchase order and $1,000.00 for each occurrence/purchase order thereafter. For subsequent conditions of non-compliance, Buyer may assess additional penalties, which may include termination of this MSOW.

(b) Once a criminal background check is conducted for a particular individual, such background check may be used by Supplier to satisfy the requirements of this Subsection titled “Criminal Background Checks” for three (3) years from the date of the background check. To the extent permitted by local law, Supplier shall conduct new background checks on individuals assigned to perform Services under this Agreement every three (3) years.

(c) Nothing in this Subsection titled “Criminal Background Checks” limits Buyer’s ability to remove Supplier Personnel from an assignment at Buyer’s discretion.

6.5.1	Requirements for background check companies being used to perform the Criminal Background Checks

Supplier will ensure the background check providers used to perform the CBCs for the subcontractors meet the following minimum qualifications:

a) Comply with the Fair Credit Report Act (FCRA) enacted in 1970 as it relates to employment background checks.

Technical Services MSOW		Buyer/Supplier Confidential

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MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

b) Have an active membership with the National Association of Professional Background Screeners (NAPBS).

6.6	Contractor Safety Guidelines

Supplier will require its Personnel assigned to work on Buyer’s or Customer’s premises to comply with the applicable U.S. Contractor Environmental and Safety Guide, as may be amended from time to time, for the particular Buyer site or a Customer location where the work is to be performed, located at the following URL: http://www-03.ibm.com/procurement/proweb.nsf/ContentDocsByTitle/United+States~U.S.+Contractor+safety+guides?OpenDocument&Parent=Information+for+suppliers

6.7	Computer Use and Security Measures

Buyer has established basic computer use and security measures that Supplier Personnel must comply with when accessing or using the internal computer systems of Buyer or Buyer’s Customer. Such basic computer use and security measures are attached to this MSOW as Schedule H.

Buyer may update the basic computer use and security measures from time to time, and will provide updated versions of the measures to Supplier in writing (including by email). Supplier agrees to be bound by such updates upon receipt thereof, without the need to sign an amendment to this MSOW.

Supplier will ensure that all Supplier Personnel assigned to perform under this MSOW (for Buyer or Buyer’s Customer) will comply with the basic use and security measures attached to this MSOW as Schedule H (as the same may be updated by Buyer from time to time), as well as such other security measures, standards and requirements that may be issued by Buyer or Buyer’s Customer for a particular engagement.

6.8	Qualifications, Warranty and Replacement of Supplier Personnel

1.	Supplier will be responsible for conducting a thorough recruiting process to ensure the candidate’s resume is a true and accurate reflection, understanding, and detailed account of his/her background and qualifications. The skills of the candidates presented are expected to match the skills identified in the requisition.

2.	Supplier shall assign only qualified individuals to perform the Services. The individuals Supplier assigns to perform the Services will have suitable training, education, experience and skill to perform the Services. All Supplier Personnel must have effective oral and written English language communications skills and be proficient in reading the English language.

3.	Supplier will use its best efforts to ensure stability and lack of turnover to avoid any impact on Buyer’s or Buyer’s Customer’s skill requirements. The expectation is that the selected resource will not leave for the period of the project duration, unless requested by Buyer.

4.	Supplier will be responsible for ensuring all positions sourced through them are filled at all times. In the event that Supplier Personnel leaves an assignment for any reason, Supplier will provide an appropriate backfill in a timely manner. Supplier and Buyer will mutually determine a reasonable amount of time for backfilling positions, typically two (2) business days, based on the individual position to be backfilled.

Technical Services MSOW		Buyer/Supplier Confidential

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MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

5.	Supplier will provide a 30-working day warranty on Services. In the event Supplier Personnel ceases performing under a WA issued against this MSOW, within the first 30 working days for any reason other than Buyer’s termination without cause, Buyer will not be billed for Services performed within such 30 working day period. In addition, replacement Supplier Personnel (either following a Supplier Personnel who left during the first 30 working days or later in an assignment for voluntary reasons) will be non-billable during the period for which it takes them to become proficient as a replacement, up to 20 additional working days.

6.	To the extent that any anticipated or actual delays in meeting Buyer’s deadlines or scheduled completion dates for work being performed hereunder are directly attributable to the documented and demonstrated unacceptable performance of any of Supplier’s Personnel, Supplier shall provide additional temporary Personnel, as requested by Buyer and at no charge to Buyer, in order to complete, in a timely manner, the assignment involved.

7.	Supplier will provide Buyer with notice, when any of Supplier Personnel are removed from providing Services under any WA utilizing this MSOW. Supplier shall provide this information at the earliest possible time, but not less than one (1) week in advance of voluntary removal.

8.	Supplier shall use forecasting and trending information and processes to proactively anticipate Buyer’s skill needs and maintain a sourcing pool adequate for fulfillment of Buyer’s needs. Forecast information received from IBM is not considered a commitment of future business.

9.	Supplier shall maintain a database of Technical Services skills and shall be able to staff requested skills nationally and within negotiated timeframes and rates.

6.9	Contractor On-Boarding

Supplier and Buyer will work together to establish a process to streamline contractor on-boarding in order to decrease the time to productivity on engagement by Supplier Personnel. The process will include what information and materials are important for a candidate to have prior to starting an assignment. Supplier will provide appropriate education, organizational overviews, and on-boarding materials relevant to the assignment prior to the assignment start date. The expectation is that Supplier Personnel are prepared to the fullest extent possible prior to beginning an assignment.

6.10	Education of Supplier Personnel

Buyer will provide a period of initial familiarization and task related training to Supplier for each major area where a Customer requires unique processes and where there exists unique hardware or software products. Supplier shall be responsible for training its Personnel beyond the initial period at Supplier’s expense. Buyer will provide training for any internally developed hardware or software products that are put into production and for which Supplier is expected to provide support. The Supplier project manager will be responsible to schedule the Supplier Personnel for any education provided. Supplier will be responsible for providing training and expertise on commercially available hardware and software at Supplier’s expense.

6.11	Solicitation of Supplier Personnel

Technical Services MSOW		Buyer/Supplier Confidential

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MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

In the event Supplier Personnel accepts an offer of employment from Buyer during the performance of this MSOW, Buyer will pay Supplier a placement fee based on the amount of time from the date the Supplier Personnel commenced performance of Services for Buyer to the date of acceptance of Buyer’s offer of employment as follows: (i) Buyer’s offer of employment accepted up to 3 months after commencement of performance entitles Supplier to a placement fee of $8,000.00; (ii) Buyer’s offer of employment accepted after 3 months and up to 6 months of commencement of performance entitles Supplier to a placement fee of $6,000.00; and (iii) Buyer’s offer of employment accepted after 6 months of commencement of performance will not entitle Supplier to any placement fee. The above-mentioned placement lump-sum fee (or lack thereof as described in (iii) of this Subsection) represents Buyer’s entire liability to Supplier for the solicitation and hire of Supplier Personnel and fair and valuable consideration for Supplier to waive any of its rights pursuant to any restrictive covenant/non-competition agreements it may have with Supplier Personnel. In the event that any Supplier Personnel apply for and are offered employment by Buyer or Buyer’s Customer, without prior solicitation by Buyer, Supplier will not charge Buyer with any placement fee, expenses or costs resulting from such hiring, nor seek any damages from Buyer.

6.12	Non-Recruited Resources

1.	When Buyer’s Client or Requester refers a specific, named individual to Supplier for placement under this MSOW (“Non-Recruited Resource”), Subsection 6.8(5) (Services Warranty Period) and Subsection 6.11 (Solicitation of Supplier Personnel) shall not be applicable to Non-Recruited Resources.

2.	This Subsection will not apply if the Non-Recruited Resource had provided Services through the Supplier under this MSOW within the immediate six (6) month period preceding the date of referral by Buyer.

7.	PROPRIETARY RIGHTS

This Section addresses the Parties’ respective rights and obligations in intellectual property. Each grant by Buyer of a license to Use, or of rights of Use, pursuant to this Section shall be deemed to include, subject to the other provisions of this MSOW, a grant of such license or rights to authorized Personnel and Supplier Affiliates. Works made available by Buyer to Supplier are made available on an “as is”, “where is” basis, with no warranties whatsoever.

7.1	Buyer Works

1.	Subject to the licenses granted under this Section, Buyer retains all right, title and interest in and to Buyer Works, including all domestic and foreign intellectual property rights in such Buyer Works and all modifications, enhancements and derivative works thereof. Supplier shall not attempt to assert, and shall preclude its Affiliates and Personnel from attempting to assert, any ownership interest in Buyer Works. To the extent that Buyer provides Supplier with Buyer Works to use to perform Services hereunder, Buyer hereby grants Supplier the right to use such Buyer Works solely to the extent necessary to perform such Services.

2.	As of the Effective Date, Buyer grants to Supplier, with respect to Buyer Works, a right to Use such Works to the extent necessary for the provision of Services, for the sole purpose of providing such Services. Supplier shall not Use, and shall cause its subcontractors not to Use, any such Works for any other purpose, and shall not sublicense any rights with respect to Works without Buyer’s prior written approval. Supplier shall cease, and shall cause its subcontractors to cease, all Use of such Works upon expiration or termination of this MSOW or the cessation of applicable Services under any related WA.

Technical Services MSOW		Buyer/Supplier Confidential

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MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

7.2	Supplier Works

1.	Subject to the licenses granted under this Section, Supplier retains all right, title and interest in and to Supplier Works. Buyer shall have the right to approve, in writing prior to Supplier’s use of such Supplier Works to provide the Services, the introduction of any Supplier Works. Supplier hereby grants to Recipients and Former Recipients, and to such third parties performing work as permitted under this MSOW, a world-wide, fully paid-up, non-exclusive license to Use, during the Term, Supplier Works for the conduct of their respective businesses.

2.	Supplier grants to Buyer (and designees thereof for the sole purpose of providing services to the Recipients and Former Recipients), at no additional charge, a perpetual, irrevocable, world-wide fully paid-up, non-exclusive license to Use such Supplier Works (including copies of source code and object code, programmer interfaces, available documentation, manuals and other materials necessary for the use thereof), and to sublicense such rights to other entities for the purpose of providing services to Recipients and Former Recipients.

7.3	Third Party Works

As of the Effective Date, with respect to Third Party Software licensed by Buyer that is subject to an existing, written license agreement identified by Buyer, Buyer has granted to Supplier, solely to the extent necessary for performing the Services, the rights of Use of such Software that Buyer has as of the Effective Date or later obtains with respect to such Software. Supplier shall comply with the duties, including Use restrictions and those of nondisclosure, imposed on Buyer by the third party licenses for such Third Party Software. Except as otherwise requested or approved by Buyer, Supplier shall cease, and cause its authorized subcontractors and Affiliates to cease, all Use of such Software upon expiration or termination of this MSOW or upon the cessation of applicable Services under any related WA.

Supplier shall not introduce any Third Party Works in providing the Services without Buyer’s prior written approval. Prior to the introduction of any such Third Party Work:

(a)	Supplier shall obtain the right to grant Buyer (and designees thereof for the sole purpose of providing services to Recipients), without additional charge or further obligation and upon the expiration, any whole or partial termination of this MSOW, or cessation of Services, a perpetual, irrevocable, fully paid-up, non-exclusive license to Use such Third Party Work (including, with respect to software, source code, programmer interfaces, available documentation, manuals and other materials necessary for the use thereof), and to sublicense such rights to other entities for the purpose of providing services to Customers or Recipients; and

(b)	Supplier shall ensure that Buyer has the right to purchase ongoing maintenance and support for such Third Party Work on commercially reasonable terms.

To the extent that Supplier is unable to obtain the rights and fulfill the obligations described in Section 7.3(a) above, Supplier shall notify Buyer in writing of its inability to grant such a license and of the cost and viability of other Works that can perform the requisite functions and with respect to which Supplier has the ability to grant such a license. This notice will contain the third party vendor’s proposed terms and conditions, if any, for making the Works available to Buyer and/or Buyer’s Customers after expiration, upon any partial or whole termination of this MSOW, or upon cessation of Services under a related WA. Supplier may introduce such Works for use in providing the Services only with Buyer’s prior written approval.

Technical Services MSOW		Buyer/Supplier Confidential

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MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

7.4	Rights in Developed Works

Developed Works, whether developed solely or jointly by Buyer, Supplier, their respective Personnel or third parties, shall include the following: (i) modifications to, or upgrades or enhancements (derivative works) of, Customer Works, Buyer Works or Supplier Works; (ii) newly developed Works developed pursuant to this MSOW that do not modify or enhance then existing Works; and (iii) modifications to, or enhancements (derivative works) of, Third Party Works.

As between the Parties, Buyer shall have all rights, title and interest (limited to the extent permitted by the terms of any governing Third Party Works licenses with respect to item Section 7.3(a) above) in and to Developed Works (including all copies, as applicable), whether developed, first conceived or reduced to practice solely or jointly by Customer, Buyer, Supplier, their respective subcontractors or third parties. With respect to Developed Works, Supplier shall have the rights granted in, as applicable, Sections 7.1 and 7.3.

Supplier acknowledges that, as between the Parties, Buyer and the assignees of Buyer shall have the sole right to obtain, hold and renew in their respective names, and/or for their respective benefits, any domestic and foreign intellectual property rights in such Developed Works, including patents, copyrights, registrations, and other appropriate intellectual property or other protections. Supplier may use Developed Works solely to provide the Services during the Term. To the extent that exclusive title and/or ownership rights may not originally vest in Buyer as contemplated by the foregoing (e.g., such Developed Work may not be deemed “works made for hire” by operation of law), Supplier hereby irrevocably assigns, transfers and conveys to Buyer without further consideration all of its right, title, interest and ownership in such Developed Works.

7.5	Export

Unless authorized by applicable government license or regulation, including but not limited to any U.S. authorization, Supplier will not directly or indirectly export or reexport, at any time, any technical information, technology, software, or other commodity furnished or developed under this, or any other, agreement between the parties, or any other product that is developed or produced from or using Buyer’s technical information, technology, software, or other commodity provided under this Agreement to any prohibited country (including release of such technical information, technology, software, or other commodity to nationals, wherever they may be located, of any prohibited country) as specified in applicable export, embargo, and sanctions regulations.

8.	PERFORMANCE STANDARDS

8.1	General

Supplier’s level of performance will at all times be consistent with or better than acceptable industry standards and will comply with the specific service levels identified in or established pursuant to Schedule C (Performance Measurements and Reports) (each, a “Service Level”). Where industry standards are lower than the specific Service Levels applicable under this MSOW, Supplier shall comply with the Service Levels.

9.	SUPPLIER RESPONSIBILTIES

9.1	Performance Measurements and Reports

Technical Services MSOW		Buyer/Supplier Confidential

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MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

Buyer has determined a minimum set of periodic and ad-hoc measurements and reports to be issued by Supplier to Buyer, which shall include the reports set forth in Schedule C. Supplier shall participate and provide complete and accurate input on a timely basis as requested by Buyer.

In addition to monitoring Supplier performance as detailed in Schedule C of this MSOW, Buyer will monitor Supplier performance at the Line of Business level when Supplier is advised by Buyer that they are designated as a Predominant Supplier providing Services in support of a LoB where additional measurements/reporting are required. The additional LoB measurements and reporting requirements are attached as Schedule I to this MSOW.

9.2	Bypasses

Supplier will make every reasonable effort to ensure a quality standard of .5% or less per month for Bypasses. Bypasses are measured by dividing the total number of Bypasses by the same month’s total number of new WA’s.

9.3	Change Control

The responsibility for establishing the IT architecture, standards, products and strategic direction of Buyer’s Customers shall at all times remain with Buyer. Supplier, in performing the Services, shall conform to and shall support such architecture, standards, products and strategic direction and will use Buyer change management tools and procedures as directed by Buyer.

9.4	Loan of Buyer Assets

In the event that assets are loaned to Supplier or Supplier Personnel, Supplier will be responsible for risk of loss and for the return of those assets to Buyer.

9.5	Use of Subcontractors

1.	Supplier will not subcontract any of its work under this Agreement to any third party or Affiliate without Buyer’s written consent. Supplier will conduct all reviews and complete and submit any documentation as requested by Buyer to evaluate the subcontractor. For any subcontractor approved by Buyer, Supplier will also conduct reviews and complete and submit documentation as requested by Buyer on an annual basis to reevaluate the subcontractor. Buyer has no obligation to approve any subcontractor. Under no circumstances will Supplier permit any subcontractor to subcontract further. Upon Buyer’s request, Supplier will immediately stop using a subcontractor that Buyer has previously approved.

2.	Supplier shall require any third-party vendor chosen to provide products or deliver services as a subcontractor, to adhere to the standards, policies and procedures, whether such standards, policies and procedures pertain to Buyer or Supplier. Supplier shall not insert into any subcontract any provision, the effect of which would be to limit the ability of a subcontractor to contract directly with Buyer. In addition, Supplier shall use commercially reasonable efforts to have the prospective subcontractor agree to waive or forego any rights under agreements with the subcontractor’s personnel that might restrict the ability of Buyer or its Customers to recruit or hire such personnel. If Supplier is not able to cause a proposed Supplier subcontractor to so waive such rights, Supplier shall notify Buyer of its inability to cause such waiver and shall not enter into such subcontract without the prior written consent of Buyer.

3.	Supplier shall remain responsible for all obligations performed by subcontractors to the same extent as if such obligations were performed by Supplier, and for purposes of this MSOW, such

Technical Services MSOW		Buyer/Supplier Confidential

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Supplier’s Initials	/s/ DAD

MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

work shall be deemed work performed by Supplier. Supplier shall be Buyer’s sole point of contact regarding the Services, including with respect to payment. Supplier shall not disclose Buyer Confidential Information to a subcontractor unless and until such subcontractor has agreed, in writing, to protect the confidentiality of Confidential Information through an appropriate nondisclosure agreement that contains terms substantially consistent with this MSOW, and then only to the extent necessary for the subcontractor to perform Services.

4.	To the extent subcontractors, agents, representatives and other entities perform Services, or otherwise provide support to Supplier related to the Services, Supplier shall cause such entities to comply with the obligations and restrictions applicable to Supplier under this Agreement. Without limiting the generality of the foregoing, Supplier shall include in all of its subcontracts, as flow down provisions to the subtier suppliers, provisions substantially similar to the provisions of this Agreement including, without limitation those relating to (a) supplier personnel, (b) intellectual property/proprietary rights, (c) insurance, (d) performance standards, (e) audit rights, (f) confidentiality, and (g) representations and warranties. Supplier’s subcontractors may not assign or transfer their obligations under this Agreement without Buyer’s consent.

5.	Except as otherwise expressly provided in this MSOW, Buyer shall have no responsibility for any termination charges or cancellation fees charged to Supplier by any third party, including Supplier’s subcontractors and Buyer’s Affiliates, that are applicable to third party service contracts or any other contract then used to provide the Services, as a result of any withdrawal or cessation of Services authorized under this MSOW. Supplier shall at all times assume all such liability with its Affiliates and subcontractors, shall provide Buyer with reasonable prior written notice before entering into a proposed subcontract or other arrangement that may not be compliant with this Subsection, and shall not enter into such subcontract or other arrangement without Buyer’s prior written approval, which approval may be withheld in Buyer’s sole discretion.

6.	Where Supplier engages any subcontractors to perform its obligations under this MSOW, Supplier will designate 25% of its subcontract revenues under this MSOW to subcontractors that are certified Minority and Women Business Enterprises or businesses owned by veterans or service-disabled veterans, gays and lesbians or people with disabilities (each a Diversity Business Enterprise or “DBE”) and/or US Small Business Enterprise suppliers. This should include, but is not limited to, such diversity subcontractors on Supplier’s bid lists to Buyer. Supplier will demonstrate its adherence and details of its engagement with certified diversity suppliers by providing spending data with these Certified DBEs as part of required quarterly measurement reporting.

(i)	For purposes of this Subsection, a “Certified DBE” shall mean a proposed DBE that Supplier has reasonably determined satisfies Buyer’s supplier diversity program requirements for the United States, including: (a) third party agency certifications or a reasonable assessment by Supplier; (b) evidence that the actual business arrangement has disadvantaged principals of the DBE as meaningful contributors; (c) the DBE’s history of successfully completing projects; and (d) the DBE’s financial viability. Supplier shall provide Buyer with any reasonable assistance and information necessary to determine the extent to which Supplier’s subcontractors qualify as Certified DBEs. Examples of DBEs in the United States include disadvantaged groups who have at least fifty-one percent (51%) ownership (or thirty percent (30%) ownership, if publicly traded), control and day-to-day operations responsibility, and operate a business in the manner described above. Disadvantaged groups in the United States include, but are not limited to, minorities and women, people with disabilities, veterans of war, gays/lesbians, etc.

Technical Services MSOW		Buyer/Supplier Confidential

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MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

(ii)	Supplier will maintain active membership in at least one diversity supplier mentoring organization (such as NMSDC).

9.6	Contractor Sourcing Application

1.	Supplier agrees to utilize the Contractor Sourcing Application (CSA) (the “Requester Applications”) 100% of the time upon full availability thereof. Supplier’s failure to do so may result in a reduction of business awards from Buyer, at Buyer’s sole discretion. Supplier agrees that the terms and conditions of this MSOW and the Base Agreement are fully incorporated into and made a part of purchase orders generated via CSA. Supplier will manage its user ID’s for the CSA and will comply with the following rules when using the CSA: (i) at no time will two users be permitted to log onto the CSA using the same user ID; (ii) each user ID will be issued to an individual person who will be responsible for use of that user ID; (iii) the CSA will be treated in accordance with the confidentiality provisions of the separate confidentiality agreement signed by the Parties; (iv) Supplier will limit CSA access to their own direct employees on an as-needed basis and will not allow its subcontractors direct access to CSA; (v) use of the CSA should be scanned using an antivirus program; and (vi) Supplier will be solely responsible for the management of CSA user IDs and immediately inform Buyer of any CSA data protection risks associated with such user IDs.

2.	Supplier agrees that Buyer may store the resume information of Supplier Personnel in an online environment within IBM’s intranet during the Term of this MSOW, and Supplier will obtain and retain for inspection by Buyer upon request a written agreement with all Supplier Personnel wherein Supplier Personnel agree that IBM may store such resume information for the duration of this MSOW. The resume information will be accessible by IBM resources for the purpose of identifying qualified Supplier Personnel for potential consideration by Supplier for future engagements with IBM.

3.	Supplier will input the Bill Rate and Wage data of all candidates submitted through CSA.

4.	Supplier will remit a subscription fee to Buyer, for the use of the CSA, which will be equal to 1.2% (until such time that Buyer establishes a new subscription fee for use of CSA) of the total amount of hourly Services payments made to Supplier under this MSOW. This subscription fee amount due must be remitted to IBM no later than sixty (60) days after the date of written notification by IBM of the subscription fee amount to the address specified by Buyer. If the subscription fee amounts are not received by the due date, Buyer will impose a penalty of $500.00 per calendar day for each day beyond the due date that the monies have not been received. If the subscription fee has not been received by the 5th calendar day after the due date, Supplier will be removed from CSA, will not receive new business opportunities or placements, and will not be reinstated until the subscription fee and full penalty amount are received.

9.7	Additional Warranties for handling of Sensitive Personal Information

The following section is applicable when Supplier is handling Sensitive Personal Information (SPI) on behalf of Buyer or Customer. Examples of SPI include Social Security Number (SSN)) or other governmentally issued identification number such as driver’s license or passport number, bank account number and credit card or debit card number. SPI is considered IBM Confidential Information.

1. Supplier shall not transfer or disclose Personal Data to any third party without the prior written consent of Buyer. Supplier shall put in place with any third party to whom it transfers or discloses Personal Data an agreement sufficient to ensure that such third party treats Personal Data in accordance with the provisions of this Agreement. Supplier shall ensure that any third party to whom it transfers or discloses Personal Data has implemented a data privacy incident reporting process for the immediate reporting to Buyer of any

Technical Services MSOW		Buyer/Supplier Confidential

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MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

potential or actual privacy and/or security breaches. Supplier shall conduct an ongoing (annual or when changes occur) privacy assessment and security validation of those third parties to whom it has transferred Personal Data.

2. Supplier shall make available to Buyer, upon request of Buyer, its internal practices, books and records relating to use, processing, disclosure, copying, modification, disposal and destruction of Personal Data. Buyer may, upon reasonable advance notice, audit (including, without limitation, site visits to Supplier’s locations by Buyer) and verify Supplier’s compliance with this Subsection.

3. For as long as Supplier has access to Personal Data, Supplier will ensure that the data subjects are provided with the same rights of access, correction, blocking, suppression or deletion available to them under the laws of the country(ies) from which the Personal Data at issue was originally collected. Supplier and Buyer will cooperate as is necessary to enable Buyer to respond to requests and inquiries from data subjects concerning processing of their Personal Data.

4. Upon request by Buyer, Supplier shall provide a copy of all relevant Personal Data in tangible form in connection with any Buyer request for access to, correction of or destruction of Personal Data in Supplier’s possession.

5. Supplier shall dispose of all Personal Data upon completion of the Services provided by Supplier hereunder, termination or expiration of this MSOW or as requested by Buyer in writing, whichever is earlier. Supplier shall dispose of Personal Data (and shall ensure third parties to whom Supplier has transferred Personal Data to will dispose of Personal Data) by shredding or using some other means which renders the Personal Data unreadable and unable to be reassembled or reconstructed and shall certify to Buyer in writing, at Buyer’s request, that it has done so.

6. Supplier shall maintain, at its expense, in effect an insurance policy which shall cover all Supplier costs, including damages it is obligated to pay Buyer or any third party, which are associated with any Security Breach (as hereafter defined) or loss of Personal Data, regardless of cause (including, without limitation, Supplier negligence or gross negligence and unlawful third party acts). Costs to be covered by this insurance policy shall include without limitation: (a) costs to notify individuals whose Personal Data was lost or compromised; (b) costs to provide credit monitoring (or similar data protection services) and credit restoration services to individuals whose Personal Data was lost or compromised; (c) costs associated with third party claims arising from the Security Breach or loss of Personal Data, including litigation costs and settlement costs; and (d) any investigation, enforcement or similar miscellaneous costs. Such insurance shall provide coverage for up to $10,000,000.00 (ten million dollars). For the purposes of this Agreement, “Security Breach” means (1) the failure by the Supplier to properly handle, manage, store, destroy or otherwise control, or the unauthorized disclosure by the Supplier of: (a) Personal Data in any format or (b) third party corporate information in any format specifically identified as confidential and protected under a confidentiality agreement or similar contract; (2) an unintentional violation of the Supplier’s privacy policy or misappropriation that results in the violation of any applicable data privacy laws or regulations; or (3) any other act, error, or omission by Supplier in its capacity as such which is reasonably likely to result in the unauthorized disclosure of Personal Data (or a reasonable belief there has been an unauthorized disclosure). Such insurance must: (a) name Buyer as an additional insured with respect to Buyer’s insurable interest; (b) be primary or non-contributory regarding insured damages or expenses; and (c) be purchased either; (i) from insurers domiciled in the US with an AM Best Rating of A- or better and a financial class rating of 7 or better, or (ii) from non US carriers with a Standard & Poor’s rating of BBB or greater and $50M in policy holder’s surplus. Upon Buyer’s request, Supplier will provide to Buyer certificate(s) of insurance to verify compliance with the terms and conditions of this Subsection.

7. Supplier shall not transport Buyer or Customer Personal Data in unencrypted electronic format (data tapes, usb drives, hard drives and similar devices) without the prior written consent of Buyer.

Technical Services MSOW		Buyer/Supplier Confidential

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MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

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8. Supplier shall provide education and training to its Personnel regarding proper use, handling and security of Buyer’s and Customer’s Personal Data and Supplier’s data security program.

9. Supplier shall be liable for reimbursing to Buyer the actual costs incurred by Buyer, if any, relating to or arising out of any Security Breach. In the event of a Security Breach, the Supplier shall, in the most expedient time possible, undertake those industry-standard remediation efforts that would be responsive to the Security Breach and the individuals affected thereby including, without limitation, implementing a call-center, providing credit monitoring services and providing credit restoration services. If the Supplier fails to perform such remediation efforts (or should Buyer determine that additional remediation efforts are necessary), Buyer may perform such remediation efforts and the Supplier will reimburse the Buyer for the actual costs and expenses incurred in so performing. Following a Security Breach and the commencement of remediation efforts by Supplier, Supplier shall provide periodic reports to the Buyer that include the number of affected individuals calling the call centers and taking advantage of the credit monitoring and credit restoration services.

10. The parties acknowledge and agree that the costs, if any, incurred by Buyer in connection with the remediation efforts undertaken by the Buyer as a result of a Security Breach shall be deemed to be direct damages as between the parties. Supplier’s indemnification obligations in the Base Agreement shall also extend to third party claims arising out of or relating to Security Breaches. The mutual limitation of liability set forth in the Base Agreement shall not apply to losses or claims arising out of or relating to Security Breaches.

9.8	Business Associate Addendum

The BAA is required for any and all goods or services provided which handle the “Protected Health Information” of “Covered Entities”, which may include those required to store, provide data processing or aggregation services, or otherwise manage, administer, or operate such systems and services for health care industry entities.

Supplier agrees to sign a Business Associate Addendum which is attached as Schedule F and will be incorporated by reference into the Agreement when executed between the parties. The BAA may be updated and/or modified from time to time in order to comply with local laws and unique Customer requirements and Supplier may, upon Buyer request, be required to sign a new Addendum throughout the term of this Agreement.

9.9	Business Continuity

Supplier agrees to have and maintain a business continuity plan and business continuity testing procedures, which include but are not limited to the areas of disaster recovery planning and pandemic planning. Supplier agrees to review, update, and test the business continuity plan annually and, upon Buyer’s request, Supplier will provide a summary of the business continuity plan and test results. Buyer may, from time to time, provide feedback regarding the plan and requests that Supplier take Buyer’s comments into consideration when updating the plan. However, Supplier remains solely responsible for the performance of its responsibilities under the Agreement and the adequacy of the business continuity plan regardless of whether Buyer has reviewed or commented on the plan.

9.10	Financial Data Privacy Addendum

The Federal Financial Institutions Examination Council (FFIEC) prescribes uniform principles and standards for the Federal examination of financial institutions. The FFIEC Addendum contains data privacy requirements and is required when Supplier is a service provider to a financial institution to ensure compliance with the FFIEC regulations.

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Supplier agrees to comply with the FFIEC Addendum which is attached as Schedule G and is incorporated by reference into the Agreement when executed between the parties. The FFIEC Addendum may be updated and/or modified from time to time in order to comply with local laws and unique Customer requirements and Supplier may, upon Buyer request, be required to sign a new Addendum throughout the term of this Agreement.

9.11	Social and Environmental Management System Requirements

Requirements for ensuring compliance with IBM’s social and environmental management system are defined at the following url:

SEMS Requirements

9.12	International Traffic in Arms Regulation (ITAR)

Supplier acknowledges that Buyer may provide to Supplier unclassified technical data controlled under the U.S. International Traffic in Arms Regulation (“ITAR”) under this MSOW.

Supplier agrees that, if Buyer provides to Supplier unclassified technical data controlled under ITAR, then Supplier shall ensure that only Supplier Personnel who are U.S. citizens or who have been granted U.S. permanent resident alien status or U.S. protected individual status as defined by 8 USC 1324b (a)(3) shall have access to such data unless otherwise authorized by license or applicable ITAR exception.

Supplier further agrees that it will not transfer any ITAR-controlled hardware, software, technical data, or services to any foreign person (as defined by the ITAR), whether in the U.S. or abroad, including foreign persons employed by or associated with, or under contract with Supplier or Supplier’s subcontractors, without appropriate government authorization, such as an export license, technical assistance agreement, or applicable exemption.

9.13	Customer flow down terms and conditions

Buyer’s Customer(s) may require additional terms and conditions that are in addition to or different than Buyer’s MSOW requirements. Buyer or Buyer’s Customer will advise Supplier of any such additional terms and conditions. Supplier will review such additional terms and conditions and accept any customer flow downs that are requested in order to support the Customer.

9.14	ITCS329 Agreement Requirements

Supplier will sign a separate ITCS329 Agreement when performing Services in scope of Buyer’s corporate standard.

9.15	Federal Requirements

Supplier agrees that in the event a WA is issued under this MSOW in support of a US Federal Government prime contract or subcontract at any tier, Supplier shall comply with additional terms and conditions that the Federal Government requires to be flowed down and/or that the Buyer deems necessary to support a Federal engagement. These additional terms and conditions will be incorporated into this MSOW by a separate Federal addendum or by reference or full text within the WA. To the extent of any conflict or inconsistency with the terms and conditions of the MSOW, the terms and conditions of the Federal addendum or WA shall govern and control.

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10.	AUDITS

10.1	Audit Rights

1.	Supplier shall maintain a complete audit trail of financial and non-financial transactions resulting from this Agreement. Supplier shall provide to Buyer and Buyer’s auditors, access at reasonable times to facilities where either Supplier or any of its subcontractors is providing Services, to Supplier Personnel, and to data and records (but not to other Supplier customer data and records) relating to the Services for the purpose of performing audits and inspections of either Supplier or its subcontractors during the Term and for the period Supplier is required to maintain records under this Agreement, for any reasonable business purpose, including but not limited to:

(i)	To verify the accuracy of charges and invoices;

(ii)	For performance to the terms of this Agreement;

(iii)	For the conduct of Supplier operations and procedures relevant to Supplier’s performance of its obligations under this Agreement (including audits of Supplier’s management processes and checkpoints utilized by Supplier to manage compliance with Buyer control policies and processes), and

(iv)	The efficiency and costs of Supplier, in performing the Services, but only to the extent affecting the amounts that Buyer pays for the Services pursuant to pricing methodologies and rates set forth in this MSOW, or the timing of Services under this MSOW.

2.	Supplier shall provide to such auditors and other representatives such assistance, as they reasonably require. Supplier shall also make Supplier Personnel reasonably available for interviews and follow up discussions with such auditors and other representatives. Supplier shall cooperate fully with Buyer, or its designees, in connection with audit functions. Buyer’s auditors and other representatives shall comply with Supplier’s reasonable security requirements.

3.	Notwithstanding any limitations set forth in this Subsection 10.1, Supplier agrees that Buyer, through those Buyer Personnel authorized by Buyer, shall have an absolute, unconditional right of immediate physical and logical access (i) to any and all Buyer Data and all related materials necessary to effectively use the code and data, and (ii) to all other Buyer-owned assets; provided, however, that such right of access shall be subject to reasonable site security procedures that do not unreasonably restrict Buyer access and that are only intended to authenticate the identity of Buyer Personnel who are authorized by Buyer pursuant to this Subsection 10.1 (3).

4.	Supplier shall conduct audits of, or pertaining to, the Services in such manner and at such times as is consistent with the audit practices of well-managed operations performing services similar to the Services, including as necessary to routinely verify Supplier’s and its subcontractors’ compliance with Buyer’s Computer Use and Security Measures.

10.2	Audit Follow-Up

Buyer and Supplier shall meet to review each audit report promptly after the issuance thereof and to mutually agree upon an appropriate and effective manner in which to respond to the deficiencies identified and changes suggested by the audit report; provided, however, that if an audit identifies an overcharge, Supplier shall promptly refund such overcharge and pay any applicable and CSA and/or other fees. Supplier shall pay a penalty of $500 for each invoiced non-compliant Bill Rate condition that occurs, up to $4,000 per incident per WA.

Technical Services MSOW		Buyer/Supplier Confidential

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MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

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11.	BUYER RESPONSIBILITIES

In addition to Buyer’s responsibilities as expressly set forth elsewhere in this MSOW or the Base Agreement, Buyer shall be responsible for the following:

1.	Buyer shall designate one individual (the “Relationship Manager”) to communicate directly with the Supplier Account Manager, to whom all Supplier communications concerning this MSOW shall be addressed.

2.	Buyer shall cooperate with Supplier, including by making available timely management decisions, information, approvals and acceptances, as reasonably requested by Supplier so that Supplier may accomplish its obligations and responsibilities hereunder. The Relationship Manager, or his or her designee, will be the principal point of contact for obtaining such decisions, information, approvals and acceptances.

3.	To the extent that this Agreement requires Supplier to comply with or act in accordance with Buyer policies or procedures, Buyer shall provide Supplier with a copy of such policies or procedures or reference where they can be accessed by Supplier.

12.	MUTUAL RESPONSIBLITIES

12.1	Risk of Loss

Each Party shall be responsible for risk of loss of, and damage to, any Equipment, Software or other materials in its possession or under its control, except where such loss or damage is caused by the acts or omissions of the other Party or its agents; provided, however, that such exception shall not apply to the extent that such loss or damage which is caused by the acts or omissions of the other Party or its agents arises from the former Party’s failure to perform its obligations under this Agreement.

12.2	Meetings

(a) Frequency

During the Term of this Agreement, representatives of the Parties shall meet periodically and as requested by Buyer. Such meetings, unless otherwise specified in a unique line of business attachment, shall include at a minimum the following:

1.	A meeting held at least quarterly, to review Supplier’s performance under this Agreement, planned or anticipated activities and changes that might impact performance and such other matters as appropriate. Buyer and Supplier will also review the progress on the resolution of issues and actions from prior meetings.

2.	A management meeting held at least annually to review Supplier’s overall performance under this Agreement, to provide an updated outlook for Buyer’s services requirements, set strategic objectives consistent with Buyer’s business outlook/direction, and discuss such other matters as appropriate.

3.	Other meetings necessary as determined by Buyer.

(b) Costs

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Each Party shall bear its own costs in connection with the attendance and participation of such Party’s representatives in these meetings.

(c) Agenda for Meetings

At Buyer’s request, Supplier shall prepare and distribute an agenda, which will incorporate the topics designated by Buyer. Supplier shall distribute such agenda in advance of each meeting so that the meeting participants may prepare for the meeting. In addition, upon Buyer’s request, Supplier shall record and promptly distribute minutes for every meeting for review and approval by Buyer and Supplier.

13.	PRICING

13.1	General

1.	All Prices applicable to the Services are expressly set forth in Schedule A to this MSOW and will remain in effect until such time that Buyer establishes new Prices. Such Prices shall be deemed to fully compensate Supplier for all of the resources, including administrative and managerial resources used in providing the Services or otherwise in performing Supplier’s obligations under this MSOW. There shall be no charges to Buyer except those expressly provided for in this MSOW.

2.	Any exceptions to the Pricing terms specified in Schedule A must have the prior written authorization of both Parties’ authorized representatives.

3.	Schedule A consists of not-to-exceed Bill Rates for each skill and skill level.

4.	The Prices will be reviewed annually, at a minimum, and may be changed from time to time by Buyer.

5.	The Parties agree that the Pricing terms specified herein, subject to (4) above, will be in effect beginning upon the Effective Date of this MSOW through the Term. If Buyer exercises its right to extend this MSOW, as specified in the Subsection titled “Extension”, the Pricing terms of the then current Schedule A will apply to the extension.

6.	These Prices are effective for the duration defined above and are not subject to change on an individual basis because of any change in Supplier cost structure for any particular individual (i.e.: cost-of-living raises, etc.).

13.2	Premiums

Supplier will not charge Buyer any Bill Rate premiums (e.g., weekend, holiday or shift premiums) under this MSOW. The Bill Rates in Schedule A will be in effect for all requirements. Supplier will supply Services at these Bill Rates without exception unless otherwise stated in this Agreement. The Bill Rates are categorized by Professional Skill Level and by Region. Descriptions of the Professional Skill Levels are in Schedule B to this MSOW. Descriptions of the Regions and exception areas/cities may vary by project.

13.3	Global Resources

Supplier will use reasonable efforts to identify Global Resource opportunities and utilize such Global Resources whenever possible and appropriate in the performance of its obligations under this Agreement. As opportunities for cost savings under this Subsection arise, the Parties will determine in advance of such engagement, the manner in which cost savings will be shared.

Technical Services MSOW		Buyer/Supplier Confidential

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13.4	Legacy Pricing

Pricing for WAs issued to Supplier prior to the Effective Date of this MSOW (“Legacy WAs”) will be subject to the previous pricing set forth in Schedule A of SOW # 4908021177 between the parties. Legacy WA’s will remain valid after the Effective Date of this MSOW and all previous pricing terms and conditions will remain in effect for the Legacy WAs which includes, but not limited to previous CSA fees, rebates and payment terms. When a Legacy WA is renewed, Supplier will be subject to the Conversion Pricing Process as described in Section 3.0 of Schedule A to this MSOW. If a Legacy WA is renewed without using the CSA renewal process, then Legacy Pricing terms and conditions will continue until the WA is completed. Supplier agrees and understands that this MSOW will apply for all non-pricing terms and conditions from and after the Effective Date of this MSOW.

13.5	Conversion Pricing Report

Pricing for Legacy WA’s that are renewed after the Effective Date of this MSOW via the Contractor Sourcing Application (CSA) process will be subject to Conversion Pricing. Conversion Pricing will reflect a price equivalent to the Legacy WA pricing less applicable rebates. Buyer and Supplier will agree in advance on which WAs will be subject to Conversion Pricing, they will be documented in the Conversion Pricing Report attached and incorporated in Schedule A-1. Supplier is required to complete all information for all active resources performing Services prior to the Effective Date of this MSOW. Supplier agrees to return this completed Report to Buyer in accordance with the due date specified in the Report. Buyer and Supplier will agree on the pricing provided in the Conversion Pricing Report. Both parties reserve the right to bring forth correction requests. Upon Buyer and Supplier’s mutual agreement, corrections can be made to the final Conversion Pricing Report. The intent of this Report is to obtain Buyer and Supplier concurrence on all WAs subject to Conversion Pricing prior to WA renewals.

13.6	Pipeline Report

Supplier will report all WA’s that were issued on or after the Effective Date of this MSOW, but received in CSA prior to the Effective Date of this MSOW to Buyer. Supplier will utilize the Pipeline Report attached and incorporated in Schedule A-1 to this MSOW to report these WA’s created using Legacy Pricing. Supplier is required to complete all information for these CSA requests that were in the pipeline on or prior to the Effective Date of this MSOW. Supplier agrees to provide this Report to Buyer in accordance with the due date specified in the Report. Supplier agrees that all WA’s documented in the Pipeline Report will be subject to the Legacy Pricing terms.

13.7	Buyer Directed Subcontractor Pricing

Buyer may request a specific subcontractor firm to Supplier to provide Services under this MSOW (referred to as “Buyer Directed Subcontractor”) for an engagement. Supplier will remain responsible for Buyer Directed Subcontractors just as with all other subcontractors that will be reviewed and approved in accordance with this MSOW. Supplier will adhere to a standard markup over Wage rate as defined in Schedule A of this MSOW for Buyer Directed Subcontractors. This Buyer Directed Subcontractor Pricing will apply for Buyer Directed Subcontractor engagements. Any exceptions to this must be approved in writing by Buyer’s procurement representative.

14.	INVOICING AND PAYMENT

14.1	Invoicing

1.	Supplier shall invoice Buyer once per month per WA, by means of an electronic file, for all amounts due under this MSOW. Supplier will not combine Services and reimbursable expenses in a single invoice but shall submit a separate invoice for Services and reimbursable expenses.

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2.	Supplier shall not invoice Buyer for charges, and Buyer shall not be obligated to pay any charges, that are not properly invoiced within three (3) months after the last date of the period of performance of Services for which the invoice is rendered; provided, however, that to the extent that any charges are disputed or are being negotiated by Buyer, the foregoing time period shall be tolled for so long as Buyer continues to dispute or negotiate such charges or expenses.

3.	To the extent a refund or credit may be due Buyer (either for goods or services paid for by Buyer or otherwise pursuant to this MSOW), Supplier shall provide Buyer with an appropriate credit against amounts then due and owing on the invoice following the month in which the credit is determined to be owed; if no further payments are due to Supplier, Supplier shall pay such amounts to Buyer within forty-five (45) calendar days.

4.	Supplier will make every reasonable effort to ensure a quality standard of 1% or less per month for Blocked Invoices. Blocked Invoices are measured by dividing the total number of invoices blocked due to price discrepancies by the same month’s total number of invoices.

5.	Supplier will only invoice Buyer for time spent actually working either at home, at Buyer’s, or at Buyer’s Customer’s premises, and not for time Supplier Personnel spend “on call”. Buyer will provide pagers for Supplier Personnel who are required to be on call.

6.	Invoices to Buyer must include the following:

•	WA Number

•	Applicable WA line Item Numbers

•	Terms of Payment as stated below

•	Exact Billing Period Dates

•	Name & Skill Classification of Supplier Personnel performing invoiced services

•	Number of Straight Time and Overtime Hours for Supplier Personnel performing invoiced Services

•	Applicable Bill Rates

•	Other approved expenses (e.g., business travel)

•	Total Amount Invoiced

•	Other Required Data, if any.

14.2	Payment Due

Invoices are due and payable net 60 days from receipt of an acceptable invoice provided however, that Buyer has no obligation to pay to Supplier any invoice (or any portion thereof) withheld, either voluntarily or by court order, as a result of Buyer’s Customer (i) becoming insolvent or (ii) the filing of any voluntary or involuntary proceeding with the Bankruptcy Court of the United States District Court (or any foreign equivalent).

14.3	Accountability

1.	Supplier shall maintain complete and accurate records of, and supporting documentation for, all amounts chargeable to, and payments made by, Buyer under this MSOW, in accordance with generally accepted accounting principles applied on a consistent basis, and shall retain such records in accordance with Buyer’s records retention policy as this policy may be adjusted from time to time.

2.

Supplier agrees to provide Buyer with documentation and other information with respect to each invoice as may be reasonably requested by Buyer to verify that Supplier’s charges are accurate, correct, and valid in accordance with the provisions of this MSOW. To the

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extent that Supplier fails to provide such documentation or other information requested by Buyer and Buyer so notifies Supplier of such failure, the due date for payment of the related charge shall be tolled until Supplier provides such documentation or other information. Buyer, and its respective authorized agents and representatives, shall have access to such documentation and other information for purposes of audit pursuant to the Section titled “Audits” during the Term, and during the period for which Supplier is required to maintain such records pursuant to the Base Agreement.

14.4	Transition to MSOW Pricing

Where Buyer is or becomes a Customer’s prime contractor (as a result of outsourcing, merger and acquisition, or other business situations), and Supplier is incumbent as a subcontractor providing Services which are substantially the same as those described in the Section titled “Services” of this MSOW, Supplier agrees to transition to the rate structure of this MSOW within the timeframe specified by Buyer.

14.5	Reimbursement for Travel Expenses

Buyer will reimburse Supplier for business travel expenses only, in accordance with Schedule E “Travel Expense Guidelines”, provided they are incurred in the performance of this MSOW and with Buyer’s prior written approval.

15.	SAFEGUARDING OF DATA

15.1	Personal Data

1.	Personal Data will be and remains the property of Buyer or Customer.

2.	Supplier shall not possess or assert liens or other rights against or to Personal Data.

3.	No Personal Data, or any part thereof, will be sold, assigned, leased, or otherwise disposed of to third parties by Supplier or commercially exploited by or on behalf of Supplier or its Personnel.

4.	Supplier shall not utilize Personal Data for any purpose other than that of rendering the Services under this MSOW.

5.	Upon Buyer’s request, Personal Data shall be returned to Buyer or Customer in a form reasonably requested by Buyer, or if Buyer or Customer so elects, shall be destroyed.

15.2	Safeguarding Personal Data; Compliance with Security and Control Requirements

1. Upon Supplier shall establish and maintain safeguards against the unauthorized access, copying, destruction, loss or alteration of Personal Data used in the performance of Services hereunder which are no less rigorous than the most rigorous practices of Buyer or Supplier. Buyer shall have the right to establish backup security for Personal Data and to keep backup and files for such data in its possession if it chooses.

2. Supplier shall not transport Personal Data in unencrypted electronic format (data tapes, USB drives, hard drives and similar devices) without the prior written consent of Buyer. Supplier shall provide education and training to its Personnel regarding proper use, handling and security of Personal Data and Supplier’s data security program.

3. Supplier shall be liable for reimbursing to Buyer the actual costs incurred by Buyer, if any, relating to or arising out of any Security Breach. The Parties acknowledge and agree that the costs, if any, incurred by

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Buyer in connection with the remediation efforts undertaken by the Buyer as a result of a Security Breach shall be deemed to be direct damages as between the Parties. Supplier’s indemnification obligations in the Base Agreement shall also extend to third party claims arising out of or relating to Security Breaches. The mutual limitation of liability set forth in the Base Agreement shall not apply to losses or claims arising out of or relating to Security Breaches.

4. Buyer shall retain responsibility for the creation of security and control policies, practices, standards, requirements, and specifications which, as amended by Buyer from time to time, shall be provided to Supplier. Buyer will endeavor to provide Supplier as much notice of such items as is realistically practicable under the circumstances. Supplier and its subcontractors shall (i) comply with all Buyer security and control policies, practices, standards, requirements and specifications, standards, requirements and specifications; (iii) segregate all Personal Data from that of any other client; and (iv) provide direct and unfettered access to all assets used to provide Services under the MSOW for investigations, compliance reviews, and audits.

5. In the event that a warrant or similar document is issued by a court of competent jurisdiction for the inspection, examination, operation or testing of any Supplier technologies used or intended to be used for Personal Data, Supplier shall promptly notify Buyer-designated recipients in writing.

15.3	Unauthorized Access

1. Supplier Personnel will not access, attempt to access, and will not allow access to, Personal Data that is not required for the performance of the Services by such Personnel. If access is attained in contravention of the immediately preceding sentence, Supplier shall immediately report the incident to Buyer, describe in detail the accessed materials and return to Buyer copied or removed materials.

2. Supplier shall utilize commercially reasonable efforts to guard against, identify and promptly terminate the unauthorized access, copying, alteration or destruction of Software and Personal Data within those technology environments for which Supplier is responsible as part of the Services.

15.4	Data Privacy

1. Supplier shall forward to Buyer any requests received by Supplier from individuals for information regarding Personal Data and Buyer shall determine and coordinate all responses to such requests. Upon a Party’s reasonable written request, the other Party will provide the requesting Party with such information that it has regarding Personal Data and its processing that is necessary to enable the requesting Party to comply with its obligations under this MSOW.

2. Nothing in this MSOW shall prevent Buyer from taking the steps it deems necessary to comply with privacy laws.

16.	CONFIDENTIALITY

In addition to Supplier’s responsibilities under any other confidential agreement between the Parties, the following shall apply.

16.1	Confidential Information

Supplier acknowledges that it may be furnished with, receive, or otherwise have access to information of, or concerning, Buyer or Buyer’s Customer that Buyer or Buyer’s Customer considers to be confidential, proprietary, a trade secret or otherwise restricted. As used in this MSOW, “Confidential Information” shall

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mean all information, in any form, furnished or made available directly or indirectly by one Party to the other Party that is marked confidential, restricted, proprietary, or with a similar designation. Confidential Information includes copies of such information. The terms of this MSOW shall be deemed Confidential Information.

Buyer’s Confidential Information shall include, whether or not designated “Confidential Information”:

(a)	all specifications, designs, documents, correspondence, documentation, data, and other materials and work products to the extent prepared by or for Supplier on behalf of Buyer, a Recipient or Former Recipient in the course of performing the Services;

(b)	all information concerning the operations, affairs and business of Buyer, a Recipient, Former Recipient, or any of the Affiliates of such entities, the financial affairs of Buyer, a Recipient, Former Recipient, or any of the Affiliates of such entities with its customers, employees and service providers (including customer lists, customer information, account information, consumer markets and other information regarding any of the foregoing entities’ business planning, operations, or marketing activities);

(c)	all specifications, designs, documents, correspondence, documentation, data, and other materials and work products to the extent prepared by or for Supplier on behalf of Buyer, a Recipient or Former Recipient in the course of performing the Services;

(d)	Buyer Works and Works provided to Supplier (including Third Party Works licensed by a Customer); and

(e)	Buyer Data.

16.2	Obligations

1. In the event of any unauthorized disclosure or loss of, or inability to account for, any Confidential

Information of Buyer or Buyer’s Customer, Supplier shall promptly (i) notify Buyer or Buyer’s Customer upon becoming aware thereof, (ii) take such actions as may be necessary or reasonably requested by Buyer or Buyer’s Customer to minimize the violation; and (iii) cooperate in all reasonable respects with Buyer or Buyer’s Customer to minimize the violation and any damage resulting there from.

2. Supplier shall use commercially reasonable efforts so that its Personnel, agents and contractors comply with the provisions of this Section.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Works

Supplier represents, warrants and covenants that it is and will be either the owner of, or authorized to use for its own and Buyer’s and Buyer’s Customers’ benefit, all Supplier Works and Third Party Works used and to be used in connection with the Services.

17.2	Compliance with Laws and Regulations

In the event that a warrant or similar document is issued, by a court of competent jurisdiction for the inspection, examination, operation or testing of any Supplier technologies used or intended to be used for Personal Data, Supplier shall promptly notify Buyer-designated recipients in writing.

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17.3	Viruses

“Virus” shall mean (a) program code or programming instruction or set of instructions intentionally designed to disrupt, disable, harm, interfere with or otherwise adversely affect computer programs, data files or operations; or (b) other code typically described as a virus or by similar terms, including Trojan horse, worm or backdoor. Supplier represents and covenants that it will use commercially reasonable efforts to ensure that no Viruses are coded or introduced into any systems used to provide the Services. If a Virus is found to have been introduced into any such systems, Supplier promptly shall notify Buyer in writing of the introduction and, at no additional charge to Buyer, assist Buyer in reducing the effects of the Virus, and if the Virus causes an interruption of the Services, a loss of operational efficiency or loss of data, assist Buyer to the same extent to mitigate and restore such losses. Buyer shall have the flexibility to re-prioritize Supplier’s provision of the Services to reduce the effects of the Virus.

17.4	Disabling Code

Supplier represents that it shall not knowingly insert, and covenants that in the course of providing the Services it shall not insert, into Software any code which would have the effect of disabling or otherwise shutting down all or any portion of the Services. With respect to any disabling code that may be part of Software, Supplier represents and covenants that it shall not invoke such disabling code at any time without Buyer’s prior written consent. For purposes of this representation and covenant, programming errors will not be deemed disabling code to the extent that Supplier can demonstrate that such errors were not made with the intention of disabling or otherwise shutting down all or any portion of the Services.

18.	GENERAL

18.1	Notices

All notices, requests, demands, and determinations under this MSOW (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one (1) day after being given to an express, overnight courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile or electronic mail with a copy sent by another means specified in this Section (and the effective date of such notice shall be governed by the terms set forth herein relating to such other means), or (iv) six (6) calendar days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid. Notices under this Section shall be addressed to Buyer’s Relationship Manager and Supplier’s Account Manager. A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.

18.2	Severability

In the event that any provision of this MSOW conflicts with the law under which this MSOW is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of this MSOW shall remain in full force and effect.

18.3	Consents and Approval

Except where expressly provided as being in the discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this MSOW, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this MSOW shall not relieve the other Party from responsibility for complying with the requirements of this MSOW, nor shall it be construed as a waiver of any rights under this MSOW, except as and to the extent otherwise expressly

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provided in such approval or consent. Each Party shall, at the request of the other Party, perform those actions, including executing additional documents and instruments, reasonably necessary to give full effect to the terms of this MSOW.

18.4	Cumulative Remedies

Except as otherwise expressly provided in this MSOW, all remedies provided for in this MSOW shall be cumulative, in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

18.5	Survival

Upon the expiration or termination of this MSOW (in whole or in part, as applicable) for any reason, the provisions of Sections 3, 8, 11, 12.1, 16, 17 and 18 shall survive indefinitely and continue in full force and effect. Any other provision of this MSOW that contemplates performance or observance subsequent to any termination or expiration of this MSOW (in whole or in part) shall survive any termination or expiration of this MSOW (in whole or in part, as applicable) and continue in full force and effect.

18.6	Public Disclosures and Marks

All media releases, public announcements, and public disclosures by either Party relating to this MSOW or the subject matter of this MSOW, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and approved in writing by the other Party prior to release. Neither Party shall (i) furnish any of the other Party’s names (or any abbreviations thereof), or those of any Affiliate to such Party; or (ii) use any of the other Party’s names, logos, trademarks, service marks or proprietary indicia or any adaptations thereof or those of any Affiliate to such Party, in any advertising or promotional materials, including, but not limited to, press releases, letters, presentations, marketing or other materials, whether in written, oral or electronic form, or for any other commercial purposes, or otherwise identify the other Party or any Affiliate to such Party as a client or vendor of such Party without the prior written consent of the other Party.

18.7	Amendments

Except as may be otherwise stated in the Schedules, this MSOW shall not be modified, amended or in any way altered except by an instrument in writing signed by both Parties. Only Buyer Personnel authorized to make commitments on behalf of IBM Corporation may execute an amendment to this MSOW.

18.8	Incorporation by Reference

All Schedules, Attachments and Exhibits are hereby incorporated by reference into this MSOW. Any amendments to such Schedules, Attachments and Exhibits, and any other Schedules, Attachments and Exhibits that are agreed upon by the Parties after the Effective Date, shall likewise be incorporated by reference into this MSOW.

Technical Services MSOW		Buyer/Supplier Confidential

Buyer’s Initials	/s/ DS
Supplier’s Initials	/s/ DAD

MASTER TECHNICAL SERVICES AGREEMENT	Agreement # 4998CC0044-004

MASTER STATEMENT OF WORK	MSOW # 4911023651

The signer represents and certifies that signer has read, understands, and is fully authorized to enter into this MSOW.

ACCEPTED AND AGREED TO:		ACCEPTED AND AGREED TO:

By: International Business Machines Corporation		By: CDI Corporation

IBM Signature	Date	Supplier Signature	Date

/s/ Dan Schaefer	12/14/2011	/s/ Dirk A. Dent	12.12.2011

Printed Name		Printed Name

DAN SCHAEFER		DIRK A. DENT

Title & Organization		Title & Organization

US Sourcing Manager, Technical Services

EVP

IBM Address:		Supplier Address:

3039 E CORNWALLIS RD, P.O. BOX 12195, RESEARCH TRIANGLE PARK NC 27709-2195		17177 PRESTON RD. STE 300 DALLAS, TX 7248

Technical Services MSOW		Buyer/Supplier Confidential

Buyer’s Initials	/s/ DS
Supplier’s Initials	/s/ DAD